Joint Filer Information

Names:	Deerfield Management Company, L.P.

Address:	345 Park Avenue South, 12th Floor New York, NY 10010

Designated Filer:	James E. Flynn

Issuer and Ticker Symbol:	Larimar Therapeutics, Inc. [LRMR]

Date of Event Requiring Statement:	May 29, 2024

The undersigned, Deerfield Management Company, L.P., is jointly filing the attached Statement of Changes in Beneficial Ownership on Form 4 with James E. Flynn with respect to the beneficial ownership of securities of Larimar Therapeutics, Inc.

Signatures:

DEERFIELD MANAGEMENT COMPANY, L.P. By: Flynn Management LLC, General Partner By: /s/ Jonathan Isler Jonathan Isler, Attorney-In-Fact